Exhibit 99.1

TD SYNNEX Reports Fiscal 2023 Second Quarter Results

•Revenue of $14.1 billion, down 7.9% from the prior fiscal second quarter, down 7.0% in constant currency.
•Non-GAAP gross billings of $18.7 billion, down 4.9% from the prior fiscal second quarter.
•Operating income of $253 million, flat from the prior fiscal second quarter and non-GAAP operating income of $376 million, down 5.6% from the prior fiscal second quarter.
•Diluted earnings per share (“EPS”) of $1.41, down 9.0% from the prior fiscal second quarter and non-GAAP diluted EPS of $2.43, down 10.7% from the prior fiscal second quarter, in-line with guidance provided and including a $26 million headwind from higher interest expense.
•Cash provided by operations of $708 million for the quarter.
•Achieved $30 million in incremental merger-related cost synergies during the fiscal second quarter, reaching the previously announced $200 million target ahead of schedule and expect to realize an additional $50 million of cost optimization benefits over the next several quarters.
•Returned $93 million to shareholders in the fiscal second quarter in the form of share repurchases and dividends, and expect accelerated shareholder return in the back half of the fiscal year.

FREMONT, CA and CLEARWATER, FL, June 27, 2023 – TD SYNNEX (NYSE: SNX) today announced financial results for the fiscal second quarter ended May 31, 2023.
Consolidated Financial Highlights for the Fiscal 2023 Second Quarter:
(Amounts may not add or compute due to rounding)

	Q2 FY23	Q2 FY22	Net Change from Q2 FY22
Revenue ($M)	$14,062.1	$15,269.8	(7.9)%
Non-GAAP gross billings ($M)(1)	$18,715.9	$19,684.5	(4.9)%
Operating income ($M)	$252.9	$252.7	0.1%
Non-GAAP operating income ($M)(1)	$376.0	$398.3	(5.6)%
Operating margin	1.80%	1.66%	14 bps
Non-GAAP operating margin(1)	2.67%	2.61%	6 bps
Net income ($M)	$133.1	$148.9	(10.6)%
Non-GAAP net income ($M)(1)	$229.0	$262.3	(12.7)%
Diluted EPS	$1.41	$1.55	(9.0)%
Non-GAAP Diluted EPS(1)	$2.43	$2.72	(10.7)%
“Our unparalleled, end-to-end line card of products and services allowed us to realize growth in Advanced Solutions and high-growth technologies, as the industry continued to be impacted by post-pandemic declines in demand for PC ecosystem products,” said Rich Hume, CEO of TD SYNNEX. “The resiliency of our business model was evident, as we expanded margins, generated significant free cash flow, and returned $93 million to shareholders. As we enter the second half of our fiscal year, we are focused on pursuing an additional $50 million in cost savings and accelerating our shareholder returns via opportunistic share repurchases.”

Fiscal 2023 Second Quarter Highlights
•Revenue was $14.1 billion, down 7.9% from the prior fiscal second quarter. On a constant currency basis, revenue decreased by 7.0% compared to the prior fiscal second quarter. The revenue change was driven primarily by a decline in our Endpoint Solutions portfolio as the industry continued to see post-pandemic declines in demand for PC ecosystem products. This was partially offset by growth in our Advanced Solutions portfolio and high-growth technologies, with demand driven by cloud and datacenter-related technologies. The shift in product mix resulted in a greater percent of our revenues being presented on a net basis, which negatively impacted our revenue compared to the prior fiscal second quarter by approximately 3%.
◦Americas: Revenue was $8.7 billion, a decrease of 11.0% compared to the prior fiscal second quarter. On a constant currency basis, revenue decreased 10.3% compared to the prior fiscal second quarter.
◦Europe: Revenue was $4.5 billion, a decrease of 4.1% compared to the prior fiscal second quarter. On a constant currency basis, revenue decreased 3.5% compared to the prior fiscal second quarter.
◦Asia-Pacific and Japan: Revenue was $901 million, an increase of 7.3% compared to the prior fiscal second quarter. On a constant currency basis, revenue increased 11.7% compared to the prior fiscal second quarter.
•Non-GAAP gross billings were $18.7 billion, compared to $19.7 billion in the prior fiscal second quarter, primarily driven by the year-over-year decline for Endpoint Solutions products.
•Operating income was $253 million, consistent with the prior fiscal second quarter. Non-GAAP operating income was $376 million, compared to $398 million in the prior fiscal second quarter. Operating margin was 1.8%, compared to 1.7% in the prior fiscal second quarter. Non-GAAP operating margin was 2.7%, compared to 2.6% in the prior fiscal second quarter.
◦Americas: Operating income was $187 million, compared to $193 million in the prior fiscal second quarter. Non-GAAP operating income was $262 million, compared to $277 million in the prior fiscal second quarter. Operating margin was 2.2%, compared to 2.0% in the prior fiscal second quarter. Non-GAAP operating margin was 3.0%, compared to 2.8% in the prior fiscal second quarter.
◦Europe: Operating income was $40 million, compared to $41 million in the prior fiscal second quarter. Non-GAAP operating income was $87 million, compared to $97 million in the prior fiscal second quarter. Operating margin was 0.9%, consistent with the prior fiscal second quarter. Non-GAAP operating margin was 1.9%, compared to 2.1% in the prior fiscal second quarter.
◦Asia-Pacific and Japan: Operating income was $26 million, compared to $19 million in the prior fiscal second quarter. Non-GAAP operating income was $27 million, compared to $24 million in the prior fiscal second quarter. Operating margin was 2.8%, compared to 2.3% in the prior fiscal second quarter. Non-GAAP operating margin was 3.0%, compared to 2.9% in the prior fiscal second quarter.
•Diluted EPS was $1.41, compared to $1.55 in the prior fiscal second quarter. Non-GAAP diluted EPS was $2.43, compared to $2.72 in the prior fiscal second quarter. Non-GAAP EPS was down 10.7% from the prior fiscal second quarter, in-line with the guidance range provided and including a $26 million headwind from higher interest expense.
•Cash provided by operations was $708 million for the quarter.
•We returned $93 million to shareholders via repurchases of our common stock of $60 million and dividends of $33 million.
The following statements are based on TD SYNNEX’s current expectations for the fiscal 2023 third quarter. Non-GAAP financial measures exclude the impact of acquisition, integration and restructuring costs, amortization of intangible assets, share-based compensation, purchase accounting adjustments, and the related tax effects thereon. These statements are forward-looking and actual results may differ materially.

Fiscal 2023 Third Quarter Outlook
•Revenue is expected to be in the range of $13.5 billion to $14.5 billion, compared to $15.4 billion in the prior fiscal third quarter.
•Non-GAAP gross billings are expected to be in the range of $18.0 billion to $19.3 billion, compared to $20.0 billion in the prior fiscal third quarter.
•Net income is expected to be in the range of $111 million to $158 million and on a non-GAAP basis, net income is expected to be in the range of $206 million to $253 million.
•Diluted earnings per share is expected to be in the range of $1.19 to $1.69 and on a non-GAAP basis, diluted earnings per share is expected to be in the range of $2.20 to $2.70, based on estimated outstanding diluted weighted average shares of 93.0 million.
Dividend
TD SYNNEX announced today that its Board of Directors declared a quarterly cash dividend of $0.35 per common share. The dividend is payable on July 28, 2023 to stockholders of record as of the close of business on July 14, 2023.
Conference Call and Webcast
TD SYNNEX will host a conference call today to discuss the 2023 fiscal second quarter results at 6:00 AM (PT)/9:00 AM (ET).
A live audio webcast of the earnings call will be accessible at ir.tdsynnex.com and a replay of the webcast will be available following the call.
About TD SYNNEX
TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Fremont, California, and Clearwater, Florida, TD SYNNEX’s 23,500 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit TDSYNNEX.com or follow us on Twitter, LinkedIn, Facebook and Instagram.
(1)Use of Non-GAAP Financial Information
In addition to the financial results presented in accordance with GAAP, TD SYNNEX refers to revenues on a constant currency basis which adjusts for the translation effect of foreign currencies so that certain financial results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of our performance. Financial results adjusted for constant currency are calculated by translating current period activity using the comparable prior year periods’ currency conversion rate. TD SYNNEX uses non-GAAP gross billings, which adjusts revenues to exclude costs related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts. Non-GAAP gross billings are a useful non-GAAP metric in understanding the volume of our business activity and serve as an important performance metric in internally managing our operations. TD SYNNEX uses non-GAAP gross profit and non-GAAP gross margin which exclude purchase accounting adjustments. TD SYNNEX also uses adjusted selling, general and administrative expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP diluted earnings per share, which are non-GAAP financial measures that exclude acquisition, integration and restructuring costs, the amortization of intangible assets, share-based compensation expense, purchase accounting adjustments and the related tax effects thereon. Further, the Company uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) which excludes other income (expense), net, acquisition, integration and restructuring costs, share-based compensation expense and purchase accounting adjustments. In prior periods, TD SYNNEX has excluded other items relevant to those periods for purposes of its non-GAAP financial measures.

Acquisition, integration and restructuring costs typically consist of acquisition, integration, restructuring and divestiture related costs and are expensed as incurred. These expenses primarily represent professional services costs for legal, banking, consulting and advisory services, severance and other personnel-related costs, share-based compensation expense and debt extinguishment fees. From time to time, this category may also include transaction-related gains/losses on divestitures/spin-off of businesses, costs related to long-lived assets including impairment charges and accelerated depreciation and amortization expense due to changes in asset useful lives, as well as various other costs associated with the acquisition or divestiture.
TD SYNNEX’s acquisition activities have resulted in the recognition of finite-lived intangible assets which consist primarily of customer relationships and vendor lists. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the Company’s Statements of Operations. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the Company’s products. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets, along with the other non-GAAP adjustments, which neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
Share-based compensation expense is a non-cash expense arising from the grant of equity awards to employees based on the estimated fair value of those awards. Although share-based compensation is an important aspect of the compensation of our employees, the fair value of the share-based awards may bear little resemblance to the actual value realized upon the vesting or future exercise of the related share-based awards and the expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Given the variety and timing of awards and the subjective assumptions that are necessary when calculating share-based compensation expense, TD SYNNEX believes this additional information allows investors to make additional comparisons between our operating results from period to period.
Purchase accounting adjustments are primarily related to the impact of recognizing the acquired vendor and customer liabilities related to the merger with Tech Data at fair value. The Company expects the duration of these adjustments to benefit our non-GAAP operating income through a portion of fiscal 2023 based on historical settlement patterns with our vendors and in accordance with the timing defined in our policy for releasing vendor and customer liabilities we deem remote to be paid.
Trailing fiscal four quarters ROIC is defined as the last four quarters’ tax effected operating income divided by the average of the last five quarterly balances of borrowings and equity, net of cash. Adjusted ROIC is calculated by excluding the tax effected impact of non-GAAP adjustments from operating income and by excluding the cumulative tax effected impact of current and prior period non-GAAP adjustments on equity.
TD SYNNEX also uses free cash flow, which is cash flow from operating activities, reduced by purchases of property and equipment. TD SYNNEX uses free cash flow to conduct and evaluate its business because, although it is similar to cash flow from operations, TD SYNNEX believes it is an additional useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations. Free cash flow reflects an additional way of viewing TD SYNNEX’s liquidity that, when viewed with its GAAP results, provides a more complete understanding of factors and trends affecting its cash flows. Free cash flow has limitations as it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate payments for business acquisitions. Therefore, TD SYNNEX believes it is important to view free cash flow as a complement to its entire Consolidated Statements of Cash Flows.

TD SYNNEX management uses non-GAAP financial measures internally to understand, manage and evaluate the business, to establish operational goals, and in some cases for measuring performance for compensation purposes. These non-GAAP measures are intended to provide investors with an understanding of TD SYNNEX’s operational results and trends that more readily enable investors to analyze TD SYNNEX’s base financial and operating performance and to facilitate period-to-period comparisons and analysis of operational trends, as well as for planning and forecasting in future periods. Management believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. As these non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures, and should be read only in conjunction with TD SYNNEX’s Consolidated Financial Statements prepared in accordance with GAAP. A reconciliation of TD SYNNEX’s GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.
Safe Harbor Statement
Statements in this news release regarding TD SYNNEX that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from TD SYNNEX expectations as a result of a variety of factors. These forward-looking statements may be identified by terms such as believe, foresee, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements about our strategy, demand, plans and positioning, as well as guidance related to the third quarter of 2023. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TD SYNNEX is unable to predict or control, that may cause TD SYNNEX actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements.
These risks and uncertainties include, but are not limited to: the risk that the legacy SYNNEX and legacy Tech Data businesses will not be integrated successfully or realize the anticipated benefits of the combined company; our ability to realize additional cost optimization benefits: the unfavorable outcome of any legal proceedings that have been or may be instituted against us; the ability to retain key personnel; general economic and political conditions; continued or increased weakness in information technology and consumer electronics spending; seasonality; the loss or consolidation of one or more of our significant original equipment manufacturer, or OEM, suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; the timing and amount of returns to our shareholders via repurchases of our common stock and dividends; changes in foreign currency exchange rates; increased inflation; increased risk in the banking system; changes in tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and integration customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers and negative trends in their businesses; any incidents of theft; the declaration, timing and payment of dividends, and the Board’s reassessment thereof; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2022 and subsequent SEC filings. Statements included in this press release are based upon information known to TD SYNNEX as of the date of this release, and TD SYNNEX assumes no obligation to update information contained in this press release unless otherwise required by law.
Copyright 2023 TD SYNNEX CORPORATION. All rights reserved. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks or registered trademarks of TD SYNNEX Corporation. Other names and marks are the property of their respective owners.

Contacts:
Liz Morali	Bobby Eagle
Investor Relations	Global Corporate Communications
510-668-8436	727-538-5864
ir@tdsynnex.com	bobby.eagle@tdsynnex.com

TD SYNNEX Corporation
Consolidated Balance Sheets
(Currency and share amounts in thousands, except par value)
(Amounts may not add or compute due to rounding)
(Unaudited)

	May 31, 2023	November 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$852,079	$522,604
Accounts receivable, net	8,376,421	9,420,999
Receivables from vendors, net	983,633	819,135
Inventories	7,797,497	9,066,620
Other current assets	711,563	671,507
Total current assets	18,721,193	20,500,865
Property and equipment, net	427,615	421,064
Goodwill	3,857,423	3,803,850
Intangible assets, net	4,348,847	4,422,877
Other assets, net	623,870	585,342
Total assets	$27,978,948	$29,733,998

LIABILITIES AND EQUITY
Current liabilities:
Borrowings, current	$299,738	$268,128
Accounts payable	12,134,916	13,988,980
Other accrued liabilities	1,978,332	2,171,613
Total current liabilities	14,412,986	16,428,721
Long-term borrowings	3,805,374	3,835,665
Other long-term liabilities	538,860	501,856
Deferred tax liabilities	952,958	942,250
Total liabilities	19,710,178	21,708,492
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 98,991 and 98,696 shares issued as of May 31, 2023 and November 30, 2022, respectively	99	99
Additional paid-in capital	7,422,716	7,374,100
Treasury stock, 5,963 and 4,049 shares as of May 31, 2023 and November 30, 2022, respectively	(521,157)	(337,217)
Accumulated other comprehensive loss	(575,006)	(719,710)
Retained earnings	1,942,118	1,708,234
Total stockholders' equity	8,268,770	8,025,506
Total liabilities and equity	$27,978,948	$29,733,998

TD SYNNEX Corporation
Consolidated Statements of Operations
(Currency and share amounts in thousands, except per share amounts)
(Amounts may not add or compute due to rounding)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Revenue	$14,062,124	$15,269,791	$29,187,495	$30,739,768
Cost of revenue	(13,098,714)	(14,314,002)	(27,220,518)	(28,815,318)
Gross profit	963,410	955,789	1,966,977	1,924,450
Selling, general and administrative expenses	(673,698)	(670,574)	(1,327,921)	(1,323,425)
Acquisition, integration and restructuring costs	(36,829)	(32,478)	(88,011)	(125,848)
Operating income	252,883	252,737	551,045	475,177
Interest expense and finance charges, net	(74,285)	(47,968)	(154,485)	(90,311)
Other expense, net	(4,164)	(6,255)	(4,320)	(10,523)
Income before income taxes	174,434	198,514	392,240	374,343
Provision for income taxes	(41,347)	(49,597)	(92,133)	(93,102)
Net income	$133,087	$148,917	$300,107	$281,241
Earnings per common share:
Basic	$1.41	$1.55	$3.18	$2.93
Diluted	$1.41	$1.55	$3.17	$2.92
Weighted-average common shares outstanding:
Basic	93,385	95,469	93,805	95,491
Diluted	93,643	95,742	94,074	95,784

TD SYNNEX Corporation
Regional Financial Highlights
(Currency in millions)
(Amounts may not add or compute due to rounding)

	Q2 FY23	Q2 FY22	Net Change from Q2 FY22
Americas
Revenue	$8,699.3	$9,776.9	(11.0)%
Operating income	$187.3	$192.8	(2.9)%
Non-GAAP operating income(1)	$262.2	$277.5	(5.5)%
Operating margin	2.15%	1.97%	18 bps
Non-GAAP operating margin(1)	3.01%	2.84%	17 bps

Europe
Revenue	$4,461.5	$4,652.6	(4.1)%
Operating income	$40.1	$40.5	(1.0)%
Non-GAAP operating income(1)	$86.5	$96.7	(10.5)%
Operating margin	0.90%	0.87%	3 bps
Non-GAAP operating margin(1)	1.94%	2.08%	(14) bps

Asia-Pacific and Japan
Revenue	$901.3	$840.2	7.3%
Operating income	$25.6	$19.4	32.0%
Non-GAAP operating income(1)	$27.4	$24.2	13.2%
Operating margin	2.84%	2.31%	53 bps
Non-GAAP operating margin(1)	3.04%	2.88%	16 bps
(1) A reconciliation of TD SYNNEX’s GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Revenue in constant currency
Consolidated
Revenue	$14,062,124	$15,269,791	$29,187,495	$30,739,768
Impact of changes in foreign currencies	131,639	—	591,298	—
Revenue in constant currency	$14,193,763	$15,269,791	$29,778,793	$30,739,768

Americas
Revenue	$8,699,342	$9,776,933	$17,338,046	$18,851,206
Impact of changes in foreign currencies	67,188	—	122,344	—
Revenue in constant currency	$8,766,530	$9,776,933	$17,460,390	$18,851,206

Europe
Revenue	$4,461,461	$4,652,611	$9,981,898	$10,232,399
Impact of changes in foreign currencies	26,953	—	370,883	—
Revenue in constant currency	$4,488,414	$4,652,611	$10,352,781	$10,232,399

Asia-Pacific and Japan
Revenue	$901,321	$840,247	$1,867,551	$1,656,163
Impact of changes in foreign currencies	37,498	—	98,071	—
Revenue in constant currency	$938,819	$840,247	$1,965,622	$1,656,163

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Non-GAAP gross billings
Revenue	$14,062,124	$15,269,791	$29,187,495	$30,739,768
Costs incurred and netted against revenue related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	4,653,782	4,414,726	9,730,604	9,009,229
Non-GAAP gross billings	$18,715,906	$19,684,517	$38,918,099	$39,748,997

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Gross profit and gross margin
Revenue	$14,062,124	$15,269,791	$29,187,495	$30,739,768

Gross profit	$963,410	$955,789	$1,966,977	$1,924,450
Purchase accounting adjustments	5,170	27,406	12,620	52,485
Non-GAAP gross profit	$968,580	$983,195	$1,979,597	$1,976,935

Gross margin	6.85%	6.26%	6.74%	6.26%
Non-GAAP gross margin	6.89%	6.44%	6.78%	6.43%

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Selling, general and administrative expenses
Selling, general and administrative expenses	$710,527	$703,052	$1,415,932	$1,449,273
Acquisition, integration and restructuring costs	36,829	32,478	88,011	125,848
Amortization of intangibles	73,519	74,676	146,542	150,812
Share-based compensation	7,648	7,038	20,722	13,788
Purchase accounting adjustments	—	3,986	—	12,068
Adjusted selling, general and administrative expenses	$592,531	$584,874	$1,160,657	$1,146,757

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Operating income and operating margin - Consolidated
Revenue	$14,062,124	$15,269,791	$29,187,495	$30,739,768

Operating income	$252,883	$252,737	$551,045	$475,177
Acquisition, integration and restructuring costs	36,829	32,478	88,011	125,848
Amortization of intangibles	73,519	74,676	146,542	150,812
Share-based compensation	7,648	7,038	20,722	13,788
Purchase accounting adjustments	5,170	31,392	12,620	64,553
Non-GAAP operating income	$376,049	$398,321	$818,940	$830,178

Operating margin	1.80%	1.66%	1.89%	1.55%
Non-GAAP operating margin	2.67%	2.61%	2.81%	2.70%

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Operating income and operating margin - Americas
Revenue	$8,699,342	$9,776,933	$17,338,046	$18,851,206

Operating income	$187,259	$192,823	$366,764	$331,342
Acquisition, integration and restructuring costs	27,156	17,889	62,289	69,419
Amortization of intangibles	42,382	43,568	84,796	87,096
Share-based compensation	5,389	4,340	14,751	11,090
Purchase accounting adjustments	—	18,830	—	36,568
Non-GAAP operating income	$262,186	$277,450	$528,600	$535,515

Operating margin	2.15%	1.97%	2.12%	1.76%
Non-GAAP operating margin	3.01%	2.84%	3.05%	2.84%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Operating income and operating margin - Europe
Revenue	$4,461,461	$4,652,611	$9,981,898	$10,232,399

Operating income	$40,057	$40,525	$128,262	$105,857
Acquisition, integration and restructuring costs	8,863	11,070	23,446	50,799
Amortization of intangibles	30,514	30,470	60,499	62,440
Share-based compensation	1,866	2,080	5,042	2,080
Purchase accounting adjustments	5,170	12,562	12,620	27,985
Non-GAAP operating income	$86,470	$96,707	$229,869	$249,161

Operating margin	0.90%	0.87%	1.28%	1.03%
Non-GAAP operating margin	1.94%	2.08%	2.30%	2.44%

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Operating income and operating margin - Asia-Pacific and Japan
Revenue	$901,321	$840,247	$1,867,551	$1,656,163

Operating income	$25,567	$19,389	$56,019	$37,978
Acquisition, integration and restructuring costs	810	3,519	2,276	5,630
Amortization of intangibles	623	638	1,247	1,276
Share-based compensation	393	618	929	618
Non-GAAP operating income	$27,393	$24,164	$60,471	$45,502

Operating margin	2.84%	2.31%	3.00%	2.29%
Non-GAAP operating margin	3.04%	2.88%	3.24%	2.75%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands, except per share amounts)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Adjusted EBITDA
Net income	$133,087	$148,917	$300,107	$281,241
Interest expense and finance charges, net	74,285	47,968	154,485	90,311
Provision for income taxes	41,347	49,597	92,133	93,102
Depreciation(1)	31,436	24,949	63,090	104,314
Amortization of intangibles	73,519	74,676	146,542	150,812
EBITDA	$353,674	$346,107	$756,357	$719,780
Other expense, net	4,164	6,255	4,320	10,523
Acquisition, integration and restructuring costs	31,485	32,478	76,514	72,977
Share-based compensation	7,648	7,038	20,722	13,788
Purchase accounting adjustments	5,170	31,392	12,620	64,553
Adjusted EBITDA	$402,141	$423,270	$870,533	$881,621
(1) Includes depreciation recorded in acquisition, integration, and restructuring costs.

	Three Months Ended		Six Months Ended
	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Net income and diluted EPS
Net income	$133,087	$148,917	$300,107	$281,241
Acquisition, integration and restructuring costs	39,125	34,759	92,549	129,961
Amortization of intangibles	73,519	74,676	146,542	150,812
Share-based compensation	7,648	7,038	20,722	13,788
Purchase accounting adjustments	5,170	31,392	12,620	64,553
Income taxes related to the above	(29,569)	(34,525)	(64,325)	(82,408)
Income tax capital loss carryback benefit	—	—	—	(3,246)
Non-GAAP net income	$228,980	$262,257	$508,215	$554,701

Diluted EPS(1)	$1.41	$1.55	$3.17	$2.92
Acquisition, integration and restructuring costs	0.41	0.36	0.98	1.35
Amortization of intangibles	0.79	0.77	1.54	1.56
Share-based compensation	0.08	0.07	0.22	0.14
Purchase accounting adjustments	0.05	0.33	0.13	0.67
Income taxes related to the above	(0.31)	(0.36)	(0.68)	(0.86)
Income tax capital loss carryback benefit	—	—	—	(0.03)
Non-GAAP Diluted EPS(1)	$2.43	$2.72	$5.36	$5.75
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, net income allocated to participating securities was approximately 0.8% of net income for the three and six months ended May 31, 2023, and was approximately 0.7% and 0.6% of net income for the three and six months ended May 31, 2022, respectively.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Amounts may not add or compute due to rounding)

	Three Months Ended		Six Months Ended
(Currency in thousands)	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Free cash flow
Net cash provided by (used in) operating activities	$707,545	$1,035,966	$604,750	$(284,482)
Purchases of property and equipment	(30,331)	(21,284)	(67,609)	(46,501)
Free cash flow	$677,214	$1,014,682	$537,141	$(330,983)

	Forecast
	Three Months Ending August 31, 2023
(Currency in millions, except per share amounts)	Low	High
Net income	$111	$158
Acquisition, integration and restructuring costs	40	40
Amortization of intangibles	75	75
Share-based compensation	8	8
Purchase accounting adjustments	2	2
Income taxes related to the above	(30)	(30)
Non-GAAP net income	$206	$253

Diluted EPS(1)	$1.19	$1.69
Acquisition, integration and restructuring costs	0.43	0.43
Amortization of intangibles	0.79	0.79
Share-based compensation	0.09	0.09
Purchase accounting adjustments	0.02	0.02
Income taxes related to the above	(0.32)	(0.32)
Non-GAAP Diluted EPS	$2.20	$2.70
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. Net income allocable to participating securities is estimated to be approximately 0.8% of the forecast net income for the three months ending August 31, 2023.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Amounts may not add or compute due to rounding)

	Forecast
	Three Months Ending
(Currency in billions)	August 31, 2023
Non-GAAP gross billings	Low	High
Revenue	$13.5	$14.5
Costs incurred and netted against revenue related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	4.5	4.8
Non-GAAP gross billings	$18.0	$19.3

Three Months Ended
(Currency in thousands)	August 31, 2022
Non-GAAP gross billings
Revenue	$15,356,085
Costs incurred and netted against revenue related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	4,615,129
Non-GAAP gross billings	$19,971,214

TD SYNNEX Corporation
Calculation of Financial Metrics
Return on Invested Capital (“ROIC”)
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	May 31, 2023	May 31, 2022
ROIC
Operating income (trailing fiscal four quarters)	$1,126,741	$808,746
Income taxes on operating income(1)	(234,638)	(140,351)
Operating income after taxes	$892,103	$668,395

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,650,631	$7,930,664

ROIC	7.7%	8.4%

Adjusted ROIC
Non-GAAP operating income (trailing fiscal four quarters)	$1,712,801	$1,406,346
Income taxes on non-GAAP operating income(1)	(393,491)	(343,813)
Non-GAAP operating income after taxes	$1,319,310	$1,062,533

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,650,631	$7,930,664
Tax effected impact of cumulative non-GAAP adjustments (last five quarters average)	850,960	377,350
Total non-GAAP invested capital (last five quarters average)	$12,501,591	$8,308,014

Adjusted ROIC	10.6%	12.8%
(1) Income taxes on GAAP operating income was calculated using the effective year-to-date tax rates during the respective periods. Income taxes on non-GAAP operating income was calculated by excluding the tax effect of taxable and deductible non-GAAP adjustments using the effective year-to-date tax rate during the respective periods.

TD SYNNEX Corporation
Calculation of Financial Metrics
Cash Conversion Cycle
(Currency in thousands)
(Amounts may not add or compute due to rounding)

		Three Months Ended
		May 31, 2023	May 31, 2022
Days sales outstanding
Revenue	(a)	$14,062,124	$15,269,791
Accounts receivable, net	(b)	8,376,421	7,851,536
Days sales outstanding	(c) = ((b)/(a))*the number of days during the period	55	47

Days inventory outstanding
Cost of revenue	(d)	$13,098,714	$14,314,002
Inventories	(e)	7,797,497	8,433,997
Days inventory outstanding	(f) = ((e)/(d))*the number of days during the period	54	54

Days payable outstanding
Cost of revenue	(g)	$13,098,714	$14,314,002
Accounts payable	(h)	12,134,916	12,521,137
Days payable outstanding	(i) = ((h)/(g))*the number of days during the period	85	80

Cash conversion cycle	(j) = (c)+(f)-(i)	24	21